Exhibit 99

NextEra Energy, Inc.
Media Line: (561) 691-4442
Jan. 31, 2014

FOR IMMEDIATE RELEASE

NextEra Energy Recommends Rejection of Mini-Tender Offer by TRC Capital Corporation

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today said it has received notification of an unsolicited “mini-tender offer” by TRC Capital Corporation to acquire up to two million shares of NextEra Energy common stock, representing less than one half of one percent of NextEra Energy’s outstanding shares. TRC’s offer price of $85.00 per share in cash represents, as TRC Capital's own offer document acknowledges, approximately a 4.25 percent discount below NextEra Energy’s closing price on the New York Stock Exchange on Jan. 29, 2014 of $88.77, the day before the offer commenced. On Jan. 31, 2014, the closing price of NextEra Energy common stock was $91.93.
NextEra Energy does not endorse TRC Capital's mini-tender offer and recommends that NextEra Energy shareholders reject the offer and not tender their shares in response to the offer. NextEra Energy’s recommendation is based upon the fact that this mini-tender offer is at a price below the market price for NextEra Energy shares (as of the date NextEra Energy received notice of the offer and as of the date of this release) and is subject to numerous conditions. In addition, mini-tender offers such as this one avoid many of the investor protections afforded for larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (SEC). NextEra Energy is not affiliated or associated with TRC Capital Corporation, this unsolicited mini-tender offer, or the offer documentation.
NextEra Energy strongly urges shareholders to obtain current market quotes on NextEra Energy’s stock, consult with their financial advisors, and exercise caution in examining TRC Capital’s offer.
The SEC has issued investor tips about mini-tender offers. The SEC states: “Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off-guard if the investors do not compare the offer price to the current market price.” The SEC advisory can be found at www.sec.gov/investor/pubs/minitend.htm. In addition, the Canadian Securities Administrators have issued an advisory entitled "Mini-Tender Offers - Watch Out For Mini-Tender Offers Below Market Price!,” which may be found at https://www.osc.gov.on.ca/en/SecuritiesLaw_csa_19991210_61-301.jsp.
According to TRC Capital’s offer document, NextEra Energy shareholders who have already tendered their shares may withdraw their shares at any time prior to the expiration of the offer, currently scheduled for 12:01 a.m. on Friday, Feb. 28, 2014, unless extended, by following the procedures described in the offer document.
NextEra Energy refers broker-dealers and other market participants in the dissemination of TRC Capital's offer to the SEC's recommendations to broker-dealers in these circumstances, which can be found at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with consolidated revenues of approximately $15.1 billion, approximately 42,500 megawatts of generating capacity, and approximately 13,900 employees in 26 states and Canada as of year-end 2013. Headquartered in Juno Beach, Fla., NextEra Energy's principal subsidiaries are Florida Power & Light Company, which serves approximately 4.7 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the United States, and NextEra Energy Resources, LLC, which together with its affiliated entities is the largest generator in North America of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy generates clean, emissions-free electricity from eight commercial nuclear power units in Florida, New Hampshire, Iowa and Wisconsin. For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

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